Exhibit 1.01

Conflict Minerals Report of Trinity Industries, Inc.
in Accordance with Rule 13p-1 under the Securities Exchange Act of 1934

Background and Overview

This is the Conflict Minerals Report of Trinity Industries, Inc. (“Trinity”, “Company”, “we”, or “our”) for the reporting year ended December 31, 2014 presented to comply with Rule 13p-1 (the “Rule”) under the Securities Exchange Act of 1934 (the “1934 Act”). The Rule imposes certain reporting obligations on Securities and Exchange Commission (“SEC”) registrants whose manufactured or contracted to manufacture products contain conflict minerals necessary to the functionality or production of their products. Conflict minerals are defined as cassiterite, columbine-tantalite, gold, wolframite, or their derivatives, which are limited to tin, tantalum, tungsten, and gold (collectively, “3TGs”) for the purposes of this report. These requirements apply to all registrants regardless of the geographic origin of the conflict minerals and whether or not they fund armed conflict in the Covered Countries defined as the Democratic Republic of the Congo, the Republic of the Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia, and Angola (“Covered Countries”). Please refer to the Rule, Form SD and the 1934 Act Release No. 34-67716 for definitions to the terms and phrases used in this report, unless otherwise defined herein.

As further described in the Company’s 2014 Annual Report on Form 10-K filed with the SEC on February 19, 2015, the Company reports operating results in five principal business segments: four manufacturing business segments: the Rail Group, the Construction Products Group, the Inland Barge Group, and the Energy Equipment Group, and one non-manufacturing business segment: the Railcar Leasing and Management Services Group. Our manufacturing operations are located in the U.S., Mexico, and Canada.

We manufacture certain products that may contain small amounts of 3TGs necessary to their functionality and/or production. Trinity does not directly purchase materials from the Covered Countries and, as a diversified industrial manufacturer with an extensive supply chain, the Company is far removed from the actual mining of any 3TGs. Due to the scale and extent of our supply chain, we rely on our direct suppliers to provide information on the origin of 3TGs which may be contained in our products.

Trinity’s conflict minerals program and due diligence framework is consistent with the five steps of the Organisation for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (OECD 2013) (“OECD Framework”), an internationally recognized due diligence framework.

Establishment of strong company management systems

•	Development of a policy and communication of the policy to selected vendors whose products were determined reasonably likely to contain 3TGs;

•	A conflict minerals committee periodically reporting to the Company’s executive management;

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A conflict minerals team comprised of representatives from Trinity’s corporate office and all of Trinity’s business segments (excluding the Railcar Leasing and Management Services Group), including executive level support, with representation from various functions such as supply chain management, engineering, legal, and controllers;

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Conflict minerals training to designated employees, including a summary of the relevant requirements of the Rule, Trinity’s obligations under the Rule, and the processes Trinity designed to evaluate and respond to the risk of 3TGs in its supply chain; and

•	An integrity helpline where employees or third parties may report any concerns about or violation of the policy with respect to the sourcing of 3TGs.

Trinity conducts a reasonable country of origin inquiry (“RCOI”) to identify raw material inventory items reasonably likely to contain 3TGs, including a conflict mineral assessment of applicability to determine which business units have manufactured or contracted to manufacture products having the high likelihood of a presence of 3TGs which are necessary to the functionality or production of their products. As necessary, based on the results of the aforementioned processes, Trinity performs certain due diligence efforts in compliance with the OECD Framework.

The application and results of this program for the year ended December 31, 2014, as well as additional risk mitigation efforts, are described more fully below.

Reasonable Country of Origin Inquiry
We conducted Trinity’s RCOI as follows:

Identified and assessed risk in the supply chain

•	Performed an assessment of the applicability of the Rule to each of our five principal business segments and determined that:

◦
The likelihood of the presence of conflict minerals was highest with respect to the railcar products business unit of our Rail Group; the highway products business unit of our Construction Products Group; the structural wind towers, utility structures, heads and cryogenics business units of our Energy Equipment Group; and our Inland Barge Group.

◦
The conflict minerals rules did not apply to 1) our Railcar Leasing and Management Services Group because it has no manufacturing operations; or 2) our aggregates and galvanizing business units included in the Construction Products Group because these operations source raw materials entirely within the U.S.

◦	The remaining business units were unlikely to have the presence of 3TGs necessary to the functionality of their respective manufactured products.

•	Identified products supplied to Trinity that are reasonably likely to contain 3TGs necessary to the functionality and/or production of the product.

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Management of these business units reviewed the listing of materials received during 2014 to identify those materials reasonably likely to contain 3TGs necessary to the functionality and/or production of our manufactured product. Fewer than 5% of our suppliers for these business units were identified as supplying such materials.

•
Conducted a supply chain survey using the Conflict Minerals Reporting Template (“CMRT”) developed by the Conflict-Free Sourcing Initiative (“CFSI”), requesting suppliers of products reasonably likely to contain 3TGs to identify smelters and refiners and country of origin of the 3TGs in products they supply to Trinity.

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100% of the suppliers of products reasonably likely to contain 3TGs responded to the request. Just over half (52%) of the respondents confirmed that their products did not contain 3TGs or were made from recycled or scrap products. A small number (5%) of the respondents indicated their products contained 3TGs that were necessary for the production of their products which did not originate from the Covered Countries. The remaining respondents (43%) were unable to determine the use of 3TGs in their products and/or the source of 3TGs in their products. Accordingly, we received insufficient information to be able to determine that the 3TGs in our supply chain did not originate from the Covered Countries.

Due Diligence

Design of the due diligence framework

Trinity's due diligence processes, consistent with the OECD Framework, are described below.

Description of the due diligence efforts performed

Designed and implemented a strategy to respond to identified risks

•	Assessed the CMRTs received from our suppliers for completeness and reasonableness.

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Contacted respondents to obtain additional clarifying information in certain instances where survey responses were incomplete or contained possibly inaccurate information. To gain insight into the country of origin, chain of custody and conflict status of our 3TGs, we evaluated and utilized the findings of the Conflict-Free Smelter Program (“CFSP”). Established by members of the Electronic Industry Citizenship Coalition and the Global e-Sustainability Initiative (“GeSI”), CFSP is a voluntary program in which an independent third party evaluates smelters’ and refiners’ procurement and inventory practices and determines whether the smelter or refiner has demonstrated that all the materials it processed originated from conflict free sources.

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Regularly reported to designated senior management the findings of the supply chain risk assessment, such as relevant suppliers’ failure to meet key expectations set by the Trinity Industries, Inc. Conflict Minerals Policy.

•	Designed and implemented a follow-up system for non-responsive suppliers.

•	Continued to enhance supplier communication, training and escalation processes to improve due diligence data accuracy and completion.

Independent third-party audit of supply chain due diligence at identified points in the supply chain

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Trinity does not have a direct relationship with any 3TG smelters or refiners, nor do we perform direct audits of these entities that may provide 3TGs to our supply chain. However, we do rely upon the industry initiatives (such as the CFSI), as well as industry efforts to influence smelters and refiners to be certified through independent third-party audit programs.

Report on supply chain due diligence

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Report on our supply chain due diligence policies and practices on an annual basis by filing a Form SD and Conflict Minerals Report, if necessary, with the SEC as required and made publicly available on our website, www.trin.net.

Due Diligence Results

After conducting the due diligence procedures described previously, we are not able to determine at this time all the smelters and refineries used to process all necessary 3TGs nor are we able to determine the country of origin of the minimal necessary 3TGs contained in our products; however, our efforts are ongoing and no respondents indicated the 3TGs in the products we purchased came from the Covered Countries.

Product Information

We determined that the following products may contain minute amounts of 3TGs: 1) certain railcars manufactured by our Rail Group; 2) certain highway products manufactured by our Construction Products Group; 3) certain types of cryogenic vessels, structural wind towers, and certain utility structures manufactured by our Energy Equipment Group; and 4) certain barges manufactured by our Inland Barge Group. However, not all of our products in each of these categories contain 3TGs.

During the due diligence process described above, the suppliers surveyed identified certain smelters and refiners that the Company could not validate as providing 3TGs used in the manufacturing of our products. Therefore, we are unable to determine the facilities used to process the 3TGs in our products, the country of origin of the necessary 3TGs in these products or the mine or location of origin with the greatest possible specificity. Consequently, we have not presented any smelter or refiner names in this report.

Additional Risk Mitigation Efforts

The Company intends to take the following steps in the next compliance period in efforts to further mitigate the risk that its necessary 3TGs did not benefit armed groups:

•	Periodically evaluate and continue to communicate its policy to suppliers;

•	Continue to monitor conformity with the OECD Framework;

•	Continue to analyze program results and identify opportunities for improvement;

•	Implement improvements to 3TG data collection, analysis and reporting tools, including additional tools or resources as appropriate;

•	Continue to engage suppliers to obtain current, accurate and complete information about the supply chain, smelters, and refiners;

•	Continue ongoing dialog with suppliers about expectations to continue due diligence efforts to determine the sources of 3TGs; and

•	Join or continue to participate in industry initiatives (such as the CFSI) to promote responsible sourcing of 3TGs.

Additional Risk Factors

The statements above are based on the RCOI process and due diligence performed in good faith by Trinity. These statements are based on the infrastructure and information available at the time.  A number of factors could introduce errors or otherwise affect Trinity’s conflict minerals status.  These factors include, but are not limited to, gaps in supplier data, gaps in smelter data, errors or omissions by suppliers, errors or omissions by smelters, the definition of a smelter not being finalized at the end of the 2014 reporting period, all instances of 3TGs necessary to the functionality or manufacturing of Trinity’s products possibly not yet having been identified, gaps in supplier education and knowledge, timeliness of data, public information not discovered during a reasonable search, errors in public data, language barriers and translation, supplier and smelter unfamiliarity with the relevant protocols, oversights or errors in conflict free smelter audits, Covered Countries sourced materials being declared secondary materials, companies going out of business in 2014, certification programs being not equally advanced for all industry segments and metals, and smuggling of 3TGs from the Covered Countries to countries beyond the Covered Countries.
Independent Private Sector Audit

Pursuant to the Rule, no independent private sector audit was required for the 2014 period.

Forward-Looking Statements

This document contains “forward looking statements” as defined by the Private Securities Litigation Reform Act of 1995 regarding Trinity’s plans to take additional actions as set forth in this report, including, but not limited to, under “Additional Risk Mitigation Efforts.” Trinity’s reporting obligations under the Dodd-Frank Act may change in the future, and its ability to implement certain processes may differ materially from those anticipated or implied in this report. Trinity undertakes no obligation to update any forward looking statement or statements to reflect events or circumstances after the date on which such statement is made.